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Investor Relations contact: Terri MacInnis Bibicoff + MacInnis, Inc. 818.379.8500 terri@BibiMac.com

Organic To Go Enters into an Agreement to Close a $10 Million Placement
Sales Continue to Grow in 2008

SEATTLE, Wash, February 19, 2008 — Organic To GoTM (OTCBB: OTGO) announced today that it has signed a definitive agreement to close a $10 million equity private placement made by Inventages Venture Capital Investment Inc., one of the world's largest life-sciences, nutrition and wellness focused venture capital funds with $1.5 billion under management.

Commenting on what the investment means to the company, Jason R. Brown, CEO said, “Organic To Go is positioned for material expansion both domestically and internationally. The completion of this strategic investment with Inventages will provide us with the capital structure necessary to continue to grow our company materially in 2008. We made the decision to partner with Inventages, as we felt adding experienced Food & Beverage investors which includes Nestlé as part of their funds, is the right next step in the further development of our existing branded corporate, foodservice and retail businesses. In 2007, we progressed on the path toward profitability, experiencing significant growth in each of our three sales channels and this financing will enable us to be focused on further expanding, both top and bottom line. We anticipate seeing significant development both in our current markets in California and Washington, and are now looking for future expansion in other geographic regions.”

Dr. Gunnar Weikert, Chairman of Inventages, will be joining Organic To Go’s board of directors bringing his extensive experience in the Life Science, Nutrition and Wellness to further support the growth and development of the company. Weikert commented that “Inventages sees the organic foodservice business segment in the United States growing significantly in the years ahead following suit to what has taken place throughout Europe. Good nutrition is clearly an important foundation for overall personal health and wellness which is the focus of our investments. Our decision to invest in Organic To Go and join their board of directors was based on the significant potential long-term growth of the brand as well as our confidence in the senior management and board of directors that have pioneered this company to its current level of success. In our opinion, this $30 billion organic opportunity has virtually unlimited potential and we are proud to add this investment to our portfolio of companies active in this area, like Honest Tea.”

David Thibodeau, Managing Director, Canaccord Adams, said, “The Healthy Living Sector has tremendous growth potential for years to come. Our investment bank felt adding a strategic firm like Inventages to the already significant investor group of Organic To Go provides the necessary strength in the company’s balance sheet for a solid platform for growth.”

Referring to the company’s recent growth, Brown commented, “Our successful San Diego expansion in the third quarter of 2007 paved the way for material brand expansion in new regions for cafés, catering and wholesale. In the fourth quarter of 2007, our sales were

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OTGO $10 Million Placement	2-2-2-2-2

approximately $4.7 million and we expect that for the first quarter of 2008 our sales will continue to show significant growth of approximately 50% over the prior year further supporting our goal of achieving EBITDA profitability in 2008.”

The financing consisted of the sale of 7,142,857 shares of common stock at $1.40 per share, an unconditional five-year warrant to purchase 4,285,715 shares of common stock at an exercise price of $2.50 and a conditional warrant to purchase a certain number of shares of common stock only upon the occurrence of specified conditions.

About Inventages

Inventages Venture Capital Investment Inc. (www.inventages.com), is one of the largest Venture Capital/Private Equity firms specializing in life sciences, nutrition and wellness with more than $1.5 billion under management. Inventages’ investment focus includes health and wellness, innovative food, nutrition, nutraceuticals, medical food, cosmeceuticals and pharmaceuticals. The company operates out of three offices around the globe, in Geneva, Auckland and Nassau.

About Organic To Go

Based in Seattle, Organic To Go is the nation’s first fast casual café chain to be certified as an organic retailer with locations in Seattle, Los Angeles, and San Diego. Organic To Go’s delicious organic food is now available in more than 160 locations - including 26 cafés, more than 120 wholesale locations, 14 universities and 9 locations at Los Angeles International Airport. The company started 2007 with 12 cafés and closed a year of growth and expansion with 26 cafés, and now operates in three geographic regions. The company’s multi-channel business model includes Retail, Catering and Wholesale operations. Organic To Go’s mission is to become the leading branded provider of certified organic and natural soups, salads, sandwiches, entrees and other food products to corporate, university and other institutional customers in selected urban areas nationwide. All Organic To Go fare is made with organic ingredients whenever possible and is always natural, free of harmful chemicals and created with care. For more information, visit www.organictogo.com.

This press release includes statements that may constitute "forward-looking" statements. Forward-looking statements include statements that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “will likely,” “should,” “could,” “would,” “may” or words or expressions of similar meaning. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the company's current and future products and services in the marketplace, the ability of the company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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